EXHIBIT 10.2

DIEDRICH COFFEE, INC.

28 Executive Park, Suite 200

Irvine, CA 92614

December 14, 2005

Stephen V. Coffey

Coffey Management Company

[Address]

Re: Engagement of Coffey Management Company

Dear Steve:

This letter agreement (the “Agreement”) sets forth the services to be provided by Coffey Management Company (“CMC”) and Stephen V. Coffey (“Coffey”) to Diedrich Coffee, Inc. (the “Company”) and the terms and conditions under which such services shall be performed (the “Engagement”).

1. Engagement. Subject to the terms set forth herein, the Company hereby engages CMC and retains Coffey to serve as the Chief Executive Officer of the Company and Coffey hereby accepts the position of Chief Executive Officer effective as of December 14, 2005 (the “Effective Date”).

2. Duties. Coffey will perform such duties customarily performed by the Chief Executive Officer and such other duties as reasonably requested by the Chairman or the Board of Directors of the Company (the “Board”). These duties will include, but not be limited to, signing SEC filings and certifications required by the Sarbanes-Oxley Act. It is understood that Coffey has other CMC client responsibilities but that he does not anticipate any significant time conflicts, will not accept any significant new engagements and will devote the time and attention necessary to fulfill these duties to the Company.

3. Term. The term of CMC’s and Coffey’s Engagement hereunder shall commence on the Effective Date and shall continue on a month to month basis until terminated by either party upon ten days prior written notice to the other party. In the event of termination prior to the end of a calendar month, the Company shall pay CMC the pro rata fees for the portion of the month that the Engagement was effective.

4. Compensation. The Company shall make payment to CMC, in arrears, on the last day of each month of $60,000. For the month of December 2005, on December 31, the Company will pay to CMC an amount equal to the product of the number of days elapsed from the Effective Date to the end of the month multiplied by $1,935.48.

5. Bonus.

(a) At the completion of the Engagement, CMC will receive a bonus amount that will be paid 60% in common stock of the Company and 40% in cash. The bonus amount will be 5%

of the appreciation of the Company’s Market Capitalization (as defined below) during the term of the engagement.

(b) “Market Capitalization” at any given time shall be calculated by multiplying the average of a 10-trading day closing price by the number of outstanding shares of capital stock on the 10th trading day. To determine the appreciation during the Engagement, the Market Capitalization calculated using the 10-trading day period ending on the Effective Date will be subtracted from the Market Capitalization calculated using the 10-trading day period ending on the date of termination of the Engagement (the “Termination Market Capitalization”).

(c) Should an acquisition in one or a series of related transactions of 50% or more of the voting securities of the Company, directly or indirectly, by any person, other than the Company or any affiliate of the Company, occur within 12 months of the termination date of the Engagement, and the per share consideration paid multiplied by the then outstanding shares of capital stock (the “Disposition Value”) is greater than the Termination Market Capitalization, CMC shall receive an additional bonus equal to 5% of the difference obtained by subtracting the Termination Market Capitalization from the Disposition Value; provided, however, that the additional bonus shall not be paid if the Engagement is terminated by either party prior to 6 months from the Effective Date.

6. Expense Reimbursement. CMC will be entitled to reimbursement for reasonable out-of-pocket expenses including, but not limited to, reproduction, typing, computer usage, legal counsel (including legal counsel retained to negotiate and draft this Agreement) and other similar direct expenses and any and all taxes (other than state, local and federal income taxes) on any of the foregoing, provided, however, that such out-of-pocket expenses shall not exceed $1,000 per month without Board approval. Expenses for ordinary course travel on Company business will not be subject to the $1,000 monthly limitation. CMC will be reimbursed within 30 days of submission of reasonable documentation for such expenses. In no event, will CMC be reimbursed later than 2-1/2 months following the close of the calendar year in which such expenses were incurred.

7. Severance Payment. If the Engagement is terminated by the Company within the first six months after the Effective Date, CMC will receive a severance payment equal to $60,000. If the Engagement is terminated by either party more than six months after the Effective Date or the Engagement is terminated by CMC or Coffey at any time (whether before or after the six month period after the Effective Date), CMC and Coffey shall not be eligible to receive any severance payment.

8. Deferred Compensation. Any nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code) payable under this Agreement on account of the completion or termination of the Engagement shall be delayed to the minimum extent and in the minimum amount necessary so as to comply with Section 409A and the regulations thereunder; provided, however, that the bonus set forth in Section 5 shall be paid immediately if there is a change of control within the meaning of Section 409A of the Internal Revenue Code regardless of whether there is a termination.

9. Benefits and Taxes. Neither CMC nor Coffey shall be entitled to any benefits paid by the Company to its employees. CMC and Coffey shall be solely responsible for any tax consequences applicable to CMC or Coffey by reason of this Agreement and the services performed hereunder. The Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to CMC’s and Coffey’s performance of management services hereunder. CMC and Coffey, jointly and severally, agree to indemnify and hold the Company harmless for any taxes, interest or penalties imposed upon the Company arising from or in connection with the Engagement.

10. Confidential Information, Rights and Duties.

(a) CMC and Coffey specifically agree that they shall not at any time, either during or subsequent to the term of the Engagement, in any fashion, form or manner, either directly or indirectly, unless expressly consented to in writing by the Company, use, divulge, disclose or communicate to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company, including, but not limited to: the Company’s sales and marketing methods, programs and related data, or other written records used in the Company’s business; the Company’s computer processes, programs and codes; the names, addresses, buying habits or practices of any of its clients or customers; compensation paid to other employees and independent contractors and other terms of any employment or contractual relationships; or any other confidential information of, about or concerning the business of the Company, its manner of operations, or other data of any kind, nature or description. The parties to this Agreement hereby stipulate that, as between them, the above information and items are important, material and confidential trade secrets that affect the successful conduct of the Company’s business and its good will, and that any breach of any term of this section is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists or other written and graphic records, and the like, including tangible or intangible computer programs, records and data, affecting or relating to the business of the Company, which CMC or Coffey might prepare, use, construct, observe, posses or control, shall be and shall remain the Company’s sole property.

(b) For purposes of this Agreement, the term “confidential information” shall not include any information that: (i) has been made public by the Company (other than by acts of CMC or Coffey in violation of this Agreement or other obligation of confidentiality); (ii) CMC or Coffey are legally compelled to disclose; provided that CMC or Coffey notifies the Company of such proposed disclosure in as far in advance of its disclosure as is practicable and uses their best efforts to obtain assurances that confidential treatment will be accorded to such information; or (iii) is otherwise publicly available other than through disclosure by a party in breach of a confidentiality obligation with respect thereto.

(c) Any wrongful interference with the Company’s business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by the CMC or Coffey or any of their agents after the term of the Engagement shall be treated and acknowledged by the parties as a material breach of this Agreement.

(d) CMC’s and Coffey’s duties under this Section 10 shall survive termination of the Engagement. CMC and Coffey acknowledge that a remedy at law for any breach or threatened breach by CMC or Coffey of the provisions of this Section 10 would be inadequate, and CMC and Coffey each therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

11. Indemnification and D&O Insurance. The Company will enter into an indemnification agreement with Coffey in the form entered into with each of the Company’s officers and directors. Such indemnification Agreement shall be effective upon the Effective Date. The Company will furnish CMC with a copy of it’s current D&O liability policy and will agree to consult with CMC or Coffey if the Company intends to decrease the coverage currently provided.

12. General Provisions.

(a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery or duly sent by certified mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed telecopy, to the Company at its primary office location and to CMC or Coffey at the following address: Coffey Management Company, c/o Bryan Cave, LLP, 2020 Main Street, Suite 600, Irvine, CA 92614, Attention: Steven H. Sunshine.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein or therein

(c) Waiver. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(d) Complete Agreement. This Agreement and the indemnification agreement to be effective upon the Effective Date constitute the entire agreement between CMC/Coffey and the Company and it is the complete, final, and exclusive embodiment of their agreement and supersedes any prior agreement written or otherwise between CMC/Coffey and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and it cannot be modified or amended except in a writing signed by Coffey and the Chairman of the Board.

(e) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement or plan.

(f) Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or thereof nor to affect the meaning thereof.

(g) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by CMC/Coffey and the Company and their respective successors, assigns, heirs, executors and administrators, except that CMC and Coffey may not assign any of their duties hereunder and may not assign any of their rights hereunder without the written consent of the Company.

(h) Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action. In no event, will a party entitled to reimbursement be reimbursed later than 2-1/2 months following the close of the calendar year in which in such action is finally resolved.

(i) Arbitration. To provide a mechanism for rapid and economical dispute resolution, CMC, Coffey and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement or its respective enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration before a single arbitrator held in Irvine, California and conducted by Judicial Arbitration & Mediation Services/Endispute (“JAMS”), under its then-existing Rules and Procedures. The parties shall be entitled to conduct adequate discovery, and they may obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator’s decision is based. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless otherwise required by law, the arbitrator will award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party. Nothing in this Section 12(i) or in this Agreement is intended to prevent CMC, Coffey or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(j) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California, excluding the rules on conflicts of law.

If you are in agreement with the terms set forth herein, please sign and return a copy of this Agreement to me.

Sincerely,

/s/ Paul C. Heeschen
Paul C. Heeschen Chairman

Accepted and Agreed to:

Coffey Management Company	Stephen V. Coffey

/s/ Stephen V. Coffey	/s/ Stephen V. Coffey
Stephen V. Coffey President	Stephen V. Coffey, as an individual